Exhibit 23.2

Consent of Independent Auditors

We have issued our report dated July 27, 2017, on the consolidated financial statements of NBIC Holdings, Inc. and Subsidiaries as of and for the years ended December 31, 2016, 2015, and 2014, included in the Current Report on Form 8-K dated August 9, 2017 of Heritage Insurance Holding, Inc., which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ JOHNSON LAMBERT LLP

Burlington, Vermont

February 1, 2018